SCHEDULE 14A
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
            Amendment No. 1 Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant:        Yes.

Filed by a Party other than the Registrant:  No.

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           FIRST FINANCIAL CORPORATION
                (Name Of Registrant As Specified In Its Charter)
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11
         (1)      Title of each class of securities to which transaction
                  applies:             N/A
         (2)      Aggregate number of securities to which transaction
                  applies:             N/A
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and
                  state how it was determined):     N/A
         (4)      Proposed maximum aggregate value of transaction:     N/A
         (5)      Total fee paid:
[ ]      Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
         Schedule and the date of its filing.       N/A
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

[LOGO]                     FIRST FINANCIAL CORPORATION
                            One First Financial Plaza
                                  P.O. Box 540
                           Terre Haute, Indiana 47808



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            to be held April 16, 1997


         Notice is hereby given that, pursuant to the call of its Directors, an Annual Meeting of Shareholders of First Financial Corporation ("Corporation") will be held on April 16, 1997 at 11:00 o'clock a.m., local time, at One First Financial Plaza, Terre Haute, Indiana.

         The purposes of the meeting are:


         (1) To elect the Board of Directors of the Corporation. If the proposal described in Item (3) below is adopted by the shareholders, the nominees will be elected in two classes of five nominees each and one class of four nominees, with one class having an initial term of one year, the second class having an initial term of two years, and the third class having an initial term of three years. If the proposal in Item
                  (3) below is not adopted, all nominees will be elected for a term of one year.

         (2) To adopt an amendment to the Corporation's Articles of Incorporation increasing the authorized shares of Common Stock from 10,000,000 to 40,000,000.

         (3) To adopt an amendment to the Corporation's Articles of Incorporation providing for the classification of the Corporation's Board of Directors into three classes, setting the number of directors at between 5 and 20, and providing that vacancies on the Board of Directors may be filled for the remainder of any unexpired term by a majority vote of directors in office.

         (4) To adopt an amendment to the Corporation's Articles of Incorporation providing that directors may be removed only for cause and only by the affirmative vote of at least 66 2/3% of the shares eligible to vote for directors.

         (5) To adopt an amendment to the Corporation's Articles of Incorporation providing that special meetings of shareholders may only be called by the Chairman or a majority of the directors of the Corporation.

         (6)      To  adopt  an  amendment  to  the  Corporation's  Articles  of
                  Incorporation   authorizing  10,000,000  shares  of  preferred
                  stock.

         (7) To adopt an amendment to the Corporation's Articles of Incorporation enumerating factors the Board may consider in evaluating offers to acquire the Corporation.

         (8) To adopt an amendment to the Corporation's Articles of Incorporation to add a "fair price business combination" provision.

         (9) To adopt an amendment to the Corporation's Articles of Incorporation to require a 66 2/3% vote of shareholders to amend certain provisions of the Corporation's Articles of Incorporation.

         (10) To adopt an amendment to the Corporation's Articles of Incorporation limiting the liability of directors and indemnifying officers, directors, employees and agents of the Corporation, to the extent permitted by Indiana law.

         (11) To adopt other amendments to the Corporation's Articles of Incorporation consistent with Indiana law.

         (12) To transact such other business as may properly be presented at the meeting.

         Some of the items to be voted on may have an "anti-takeover" effect. Therefore, you are urged to read carefully the accompanying Proxy Statement. Your Board of Directors recommends unanimously that you vote FOR the adoption of the above proposals.

         Only shareholders of record at the close of business on March 7, 1997, will be entitled to notice of and to vote at the meeting.

                                             By Order of the Board of Directors



                                             /s/ DONALD E. SMITH
                                             DONALD E. SMITH
                                             Chairman of the Board and President

March ___, 1997


                   IMPORTANT--PLEASE MAIL YOUR PROXY PROMPTLY

             IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE
          MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE
         ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED
                         IF MAILED IN THE UNITED STATES

                               PROXY STATEMENT OF
                           FIRST FINANCIAL CORPORATION
                            One First Financial Plaza
                                  P.O. Box 540
                           Terre Haute, Indiana 47808
                                 (812) 238-6000

                                  ------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            to be held April 16, 1997


                               GENERAL INFORMATION


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First Financial Corporation (the "Corporation") of proxies for use at an Annual Meeting of Shareholders of the Corporation to be held on April 16, 1997 at 11:00 a.m. at One First Financial Plaza, Terre Haute, Indiana, and at any and all adjournments of such meeting. This Proxy Statement and accompanying form of proxy were first mailed to the shareholders on or about March ___, 1997.


         The Corporation is a multi-bank holding company which owns Terre Haute First National Bank ("Terre Haute First"), First State Bank, First Citizens State Bank, First Farmers State Bank, First Ridge Farm State Bank, First Parke State Bank, First National Bank of Marshall and First Crawford State Bank.

         Only shareholders of record as of March 7, 1997, will be entitled to notice of, and to vote at, the Annual Meeting. As of March 1, 1997 the Corporation had issued and outstanding 6,681,876 shares of common stock, which were held by approximately 1,130 shareholders of record. There are no other outstanding securities of the Corporation entitled to vote.


         For the matter to be voted on at this Annual Meeting, each share is entitled to one vote, exercisable in person or by proxy. Approval of a plurality of the votes cast at the meeting, assuming a quorum is present, is required for election of each nominated director. Action on any other matters to come before the meeting, except as otherwise provided herein, must be approved by an affirmative vote of a majority of the shares present, in person, or by proxy. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the named nominees will result in the respective nominee receiving fewer votes.


         The cost of soliciting proxies will be borne by the Corporation. In addition to use of the mails, proxies may be solicited personally or by telephone by officers, directors and certain employees who will not be specially compensated for such soliciting.

         Any shareholder giving a proxy has the right to revoke it at any time before it is exercised. Therefore, execution of the proxy will not affect the shareholder's right to vote in person if he or she attends the meeting. Revocation may be made prior to the meeting (i) by written notice sent to John
W. Perry, Secretary, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, (ii) personally upon oral or written request at the Annual Meeting, or (iii) by duly executing a proxy bearing a later date.


         The shares represented by proxies will be voted as instructed by the shareholders giving the proxies. In the absence of specific instructions to the contrary, proxies will be voted in favor of the election as directors of the fourteen (14) persons named as nominees in this Proxy Statement and of all of the proposals relating to the Corporation's Articles of Incorporation. If for any reason any of the director/nominees becomes unable or is unwilling to serve at the time of the meeting (an event which the Board of Directors does not anticipate), the persons named as proxies in the accompanying form of proxy will have discretionary authority to vote for a substitute nominee or nominees named by the Board of Directors if the Board of Directors elects to fill such nominees' positions. Any other matters that may properly come before the meeting will be acted upon by the persons named as proxies in the accompanying form of proxy in accordance with their discretion.

                        PROPOSAL I: ELECTION OF DIRECTORS


         Fourteen  (14)  directors  will be elected at the  Annual  Meeting.  If
Proposal 3 which relates to an amendment of the Corporation's Articles of Incorporation providing for the classification of the Corporation's Board of Directors, is adopted by the shareholders, the Board of Directors will consist of three classes holding the terms of office indicated below. If Proposal 3 is not adopted, all fourteen (14) nominees will be nominated to serve for one-year terms, until the next Annual Meeting and until his or her successor is elected and qualified:



Class I                (one-year term)              Walter A. Bledsoe
                                                    Max L. Gibson
                                                    William A. Niemeyer
                                                    Donald E. Smith

Class II               (two-year term)              B. Guille Cox, Jr.
                                                    Anton H. George
                                                    Gregory L. Gibson
                                                    John W. Ragle
                                                    Virginia L. Smith

Class III              (three-year term)            Thomas T. Dinkel
                                                    Mari H. George
                                                    Norman L. Lowery
                                                    Patrick O'Leary
                                                    Chapman J. Root II

For each of the fourteen (14) nominees for director listed below there is a brief summary of his or her present principal occupation, other business experience during the last five years, age, and the year such individual first became a director.

                                                    Title or
                                 Year Became      Position with                    Principal Occupation
     Name and Age                a Director        Corporation                    for the Last Five Years
     ------------                ----------        -----------                    -----------------------
Walter A. Bledsoe, 81               1983*           Director                 Personal Investments
B. Guille Cox, Jr., 51              1987            Director                 Attorney-At-Law with Cox
Zwerner Gambill & Sullivan
Thomas T. Dinkel, 46                1989            Director                 President of Sycamore
                                                                             Engineering, Inc.
Anton H. George, 37                 1987            Director                 President of Indianapolis Motor
                                                                             Speedway Corp.;
                                                                             Director of Indiana Energy, Inc.
Mari H. George, 62                  1989            Director                 Chairman of Indianapolis Motor
                                                                             Speedway Corp.
Gregory L. Gibson, 34               1994            Director                 President of ReTec, Inc.
Max L. Gibson, 56                   1983*           Director                 President of Majax Company;
                                                                             Director, IPALCO, Inc.
Norman L. Lowery, 50                1989            Vice-Chairman            President of Terre Haute First
                                                    of the Board             (effective January 1, 1996);
                                                                             Attorney-At-Law with Wright
                                                                             Shagley & Lowery through 1995
William A. Niemeyer, 74             1983*           Director                 President of Niemeyer Coal Co.
Patrick O'Leary, 60                 1983*           Director                 President of Contract Services, LLC
John W. Ragle, 70                   1983*           Director                 President of Ragle & Company, Inc.
Chapman J. Root, II, 47             1989            Director                 President of Root Company;
                                                                             Director of International
                                                                             Speedway Corp.
Donald E. Smith, 70                 1983*           Chairman of the          President of Terre Haute First
                                                    Board and President      and First Financial Corporation
                                                                             through 1995; Director of
                                                                             Southern Indiana Gas and
                                                                             Electric Company
Virginia L. Smith, 49               1987            Director                 President of R.J. Oil Co., Inc.


* First Financial Corporation was formed in 1983.


Additional Information Concerning Board of Directors

         Attendance at Meetings. During 1996, the Board of Directors of the Corporation held 12 regular meetings and a total of 19 meetings. No director standing for re-election attended fewer than 75% of the aggregate number of Board meetings and meetings on committees on which he or she served, except Mr. George, Mr. Root and Mrs. George, who attended 60%, 50% and 40% of such meetings, respectively.

         Certain Relationships. Certain family relationships exist among the directors of the Corporation. Donald E. Smith is the father of Virginia L. Smith and father-in-law of Norman L. Lowery. Mari H. George is the mother of Anton H. George. Max L. Gibson is the father of Gregory L. Gibson. There are no arrangements or understandings between any of the directors pursuant to which any of them have been selected for their respective positions.

         Committees. The Board of Directors had no standing nominating or any committee performing similar functions during 1996; such functions are performed by the Board of Directors as a whole.

         The Corporation's Examining Committee, which consists of John W. Ragle, Max Gibson, and Patrick O'Leary, reviews the Corporation's accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures. This Committee recommends to the Board the appointment of the independent public accountants for the Corporation. This Committee met twice during 1996.

         The Corporation's Compensation Committee, which consists of Messrs. O'Leary, Smith, M. Gibson, Niemeyer, A. George, and Lowery, overviews the compensation of the officers of subsidiary banks and recommends salaries and bonus amounts to the full Board of Directors. Such Committee met four times in 1996.

         Compensation of Directors. Directors of the Corporation received a fee of $100 per meeting during 1996 if the meeting was held as a joint meeting with the Board of Directors of Terre Haute First. Only one meeting of the Board of Directors of the Corporation was not held as a joint meeting with the Board of Directors of Terre Haute First during 1996. For meetings of the Board of Directors of the Corporation which were not joint meetings with the Board of Directors of Terre Haute First, directors received a fee of $500 per such meeting attended.

         Directors of Terre Haute First, a wholly-owned banking subsidiary of the Corporation, received a fee in 1996 of $500 for each meeting attended and a semi-annual fee of $2,300. In addition, Directors of Terre Haute First, other than those employed by Terre Haute First, received a fee of $300 for each Loan Discount Committee meeting attended. Directors of Terre Haute First that are not yet seventy (70) have the option of participating in a deferred director's fee program, pursuant to which each year, for five years, $6,000 of Director's fees are deferred until the participant reaches the age of sixty-five (65) or seventy
(70), at which point the Director may elect to receive payments over a ten year period. For 1996, the allocated cost of the deferred Director's fees was $142,216, which is funded by Terre Haute First with insurance products.

         Directors of First State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $200 for each meeting attended.

         Directors  of  First  Citizens  State  Bank,  a  wholly-owned   banking
subsidiary of the Corporation, received a fee of $300 for each meeting attended.

         Directors  of  First  Farmers  State  Bank,  a   wholly-owned   banking
subsidiary of the Corporation, received a fee of $200 for each meeting attended.

         Directors of First Ridge Farm State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $200 for each meeting attended.

         Directors of First Parke State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $200 for each meeting attended.

         Directors of First National Bank of Marshall, a wholly-owned banking subsidiary of the Corporation, received a fee of $325 for each meeting attended.

         Directors  of  First  Crawford  State  Bank,  a  wholly-owned   banking
subsidiary of the Corporation, received a fee of $500 for each meeting attended.


                      EXECUTIVE OFFICERS OF THE CORPORATION

         The executive officers of the Corporation, all of whom serve for a one year term, consist of Donald E. Smith, Chairman of the Board and President; Norman L. Lowery, Vice Chairman; John W. Perry, Secretary; Michael A. Carty, Treasurer; and W. Edward Jukes, Chief Credit Officer. Mr. Perry, age fifty-three, was Treasurer of the Corporation from 1983 through 1990 and has been Secretary from 1990 through the present. For the past ten years, Mr. Perry's principal occupation has been as the Senior Vice President of Terre Haute First. Mr. Carty, age forty-six, has been Senior Vice President of Terre Haute First since 1990 and was Vice President of Terre Haute First from 1983 until 1990. Mr. Jukes, age fifty-four, has been Senior Vice President of Terre Haute First since 1989. For additional information concerning Messrs. Smith and Lowery, see "ELECTION OF DIRECTORS."

                            COMPENSATION OF OFFICERS

Compensation Committee Report

         Decisions on compensation of the Corporation's executives are made by the Compensation Committee of the Board, which also serves as the Compensation Committee of Terre Haute First. Each member of the Compensation Committee, except Mr. Smith and Mr. Lowery, was a non-employee director. All decisions of the Compensation Committee relating to the compensation of the Corporation's executive officers are reviewed by the full Board. Pursuant to rules of the Securities and Exchange Commission designed to enhance disclosure of corporation policies toward executive compensation, set forth below is a report submitted by Messrs. O'Leary (Chairman), Smith, Gibson, Niemeyer, A. George and Lowery in their capacity as the Board's Compensation Committee addressing the Corporation's compensation policies for 1996 as they affected Mr. Smith and Messrs. Lowery, Perry, Jukes and Carty, the other executive officers other than Mr. Smith who, for 1996, were the Corporation's most highly paid executive officers whose total annual salary and bonus exceeded $100,000.

         Compensation Policies Toward Executive Officers. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation to the executive officers and to reward officers for satisfactory individual performance and for satisfactory performance of the Corporation as a whole. There are no established goals or standards relating to performance of the Corporation which have been utilized in setting compensation of individual employees.

         Base Salary. Each executive officer is reviewed individually by the Compensation Committee, which review includes an analysis of the performance of the Corporation and Terre Haute First. In addition, the review includes, among other things, an analysis of the individual's performance during the past fiscal year, focusing primarily upon the following aspects of the individual's job or characteristics of the individual exhibited during the most recent fiscal year: quality and quantity of work; supervisory skills; dependability; initiative; attendance; overall skill level; and overall value to the Corporation.

         Annual Bonus Amounts. The Compensation Committee determines whether a bonus should be paid based primarily upon the overall performance of the Corporation. For 1996, Mr. Smith received a bonus of $115,000 and Messrs. Lowery, Perry, Jukes and Carty each received a bonus, equal to 10.0% of their salary, of $20,000, $13,707, $10,891, and $9,291, respectively.

         Other Compensation Plans. At various times in the past the Corporation has adopted certain broad-based employee benefit plans in which the executive officers are permitted to participate on the same terms as other corporation employees who meet applicable eligibility criteria, subject to any legal limitations on the amount that may be contributed or the benefits that may be payable under the plans.

         Benefits. The Corporation provides medical and pension benefits to the executive officers that are generally available to other Corporation employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 1996.

         Mr. Smith's 1996 Compensation. Regulations of the Securities and Exchange Commission require that the Compensation Committee disclose the Committee's basis for compensation reported for Mr. Smith in 1996. Mr. Smith's salary and bonus are determined in the same manner as discussed above for other executives, except that $75,000 of Mr. Smith's $115,000 bonus was made in connection with an employment agreement providing for a split-dollar life insurance arrangement between the Corporation, Terre Haute First and Mr. Smith. The Compensation Committee believes that Mr. Smith has managed the Corporation well.

                   Members of the 1996 Compensation Committee
   Anton H. George                  Max L. Gibson            Norman L. Lowery
   William A. Niemeyer              Patrick O'Leary          Donald E. Smith

Compensation Committee Insider Participation

         During the past fiscal year, Mr. Smith, the Chief Executive Officer, and Mr. Lowery, the Vice- Chairman, served on the Compensation Committee but did not participate in any discussion or voting with respect to the salaries or bonuses of either Mr. Smith or Mr. Lowery. Moreover, Mr. Smith and Mr. Lowery excused themselves from the room during the discussion by the Compensation Committee of the compensation of both Mr. Smith and Mr. Lowery.

Summary Compensation Table

         The following table sets forth for the fiscal years ending December 31, 1996, 1995, and 1994 the cash compensation paid by the Corporation, as well as certain other compensation paid or awarded during those years, to the Chief Executive Officer and any other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996.

     Name and Principal                       Annual Compensation (1)     All Other
          Position              Year      Salary          Bonus (2)     Compensation (3)
          --------              ----      ------          ---------     ----------------
Donald E. Smith                 1996      $274,148         $115,000        $   9,188(4)
   President, CEO and           1995      $263,604         $115,000        $  14,997
   Chairman                     1994      $253,465         $ 40,000        $  36,144
Norman L. Lowery                1996      $200,000         $ 20,000        $  15,395
   Vice Chairman (5)
John W. Perry                   1996      $137,075         $ 13,707        $   1,247(4)
   Secretary                    1995      $131,801         $ 12,673        $   8,643
                                1994      $126,732         $ 12,673        $   8,083
W. Edward Jukes                 1996      $108,912         $ 10,891        $   1,394(4)
  Chief Credit  Officer         1995      $104,723         $ 10,069        $   7,185
                                1994      $100,695         $ 10,069        $   6,844
Michael A. Carty                1996      $ 92,964         $  9,296        $     354(4)
    Treasurer                   1995      $ 89,389         $  8,595        $   5,127
                                1994      $ 85,951         $  8,595        $   4,880

(1) While officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus and are not required to be disclosed by applicable rules of the Securities and Exchange Commission.

(2)      The bonus amounts are payable  pursuant to  determinations  made by the
         Compensation  Committee  of  the  Corporation,   as  described  in  the
         "Compensation Committee Report."

(3) These amounts include Corporation payments for the years noted on behalf of the above-named individuals (except Mr. Smith) pursuant to a life insurance program ("Life Insurance Program") for the executive officers of Terre Haute First. Under the Life Insurance Program, Terre Haute First purchased a life insurance policy on behalf of each executive officer of Terre Haute First. The policy is owned by the individual and will be paid at age 65 for those presently 55 or older, and at age 60 for those who are less than 55 years of age. The annual cost of this insurance for those reported (except for Mr. Smith) was as follows: $4,395 for Mr. Lowery; $1,247 for Mr. Perry; $1,394 for Mr. Jukes; and $354 for Mr. Carty. Mr. Smith no longer participates in the group term life insurance policy of the Corporation (which coverage would terminate upon his retirement). The Corporation paid for its portion of a separate split-dollar life insurance policy for Mr. Smith in 1996, which will continue to be in effect following his retirement as an executive officer of the Corporation and Terre Haute First. In 1996, the dollar value of the benefit to Mr. Smith of the premium paid by the Corporation and Terre Haute First in connection with such policy, which was issued pursuant to an Employment Agreement between the Corporation, Terre Haute First, and Mr. Smith, was $9,188 (which amount is included in the amount reported for Mr. Smith above). The Corporation expects to recover the premiums it pays for this split-dollar policy from the proceeds of such policy. Because Mr. Lowery was not eligible for the ESOP in 1996, a non-qualified deferred compensation program was established. Contributions of $11,000 were made in 1996 to this non-qualified plan on behalf of Mr. Lowery.

(4) Allocations to the named individual's respective account in the Corporation's Employee Stock Ownership Plan ("ESOP") for 1996, which are properly includable in this column, were not calculable as of the date of this Proxy Statement. Such amounts for 1995 were as follows:
         $7,216 for Mr. Smith; $7,216 for Mr. Perry; $5,791 for Mr. Jukes and $4,773 for Mr.
         Carty.

(5) Did not become an executive officer of the Corporation until January 1, 1996.

Employee Benefit Plans

         Employee Stock Ownership Plan. The Corporation sponsors the First Financial Corporation Employee Stock Ownership Plan ("ESOP") and the First
Financial Corporation Employees' Pension Plan ("Pension Plan") for the benefit of substantially all of the employees of the Corporation and its subsidiaries. As discussed below, these plans constitute a "floor-offset" retirement program.

         The Pension Plan is a defined benefit "floor" plan which provides each participant with a minimum benefit or "floor" which is offset by the benefit provided by the ESOP. Thus, if a participant's benefit under the ESOP is insufficient to fund the minimum "floor" of benefits specified by the Pension Plan, the Pension Plan will make up the difference. If a participant's benefit under the ESOP is higher than the minimum or "floor" benefit under the Pension Plan, the participant receives the higher benefit under the ESOP.

         All  employees  of  the   Corporation  and  its   subsidiaries   become
participants in the ESOP after completing one year of service for the Corporation or its subsidiaries and attaining age 21. Under the terms of the ESOP, the Corporation or its subsidiaries, as participating employers, may contribute Corporation common stock to the ESOP or contribute cash to the ESOP which will be primarily invested in the Corporation's common stock. The amount of contributions, when they are made, is determined by the Board of Directors of the Corporation. No participant contributions are required or allowed under the ESOP.

         For a discussion of the forms in which benefits may be distributed under the ESOP, see the discussion under "Defined Benefit Plan" below.

         Participants have the right to direct the voting of the shares of the Corporation's stock allocated to their accounts under the ESOP on all corporate matters.

         For the year ended December 31, 1996, the Corporation contributed to the ESOP $600,000 in Corporation stock. The stock will be allocated to the individual ESOP accounts of the participants effective as of December 31, 1996, although no allocation to the individual accounts had been made or calculated as of the date of mailing of this Proxy Statement.

         Defined Benefit Plan. As described above, the Pension Plan was adopted in conjunction with, but is separate from, the ESOP. Employees become participants in the Pension Plan after completing one year of service for the Corporation or its subsidiaries and attaining age 21. All employees of the Corporation and its subsidiaries are eligible to become participants. No participant contributions are required or allowed under the Pension Plan. The Pension Plan, in conjunction with the ESOP, is designed to provide participants with a minimum retirement benefit.

         The monthly guaranteed minimum benefit under the Pension Plan is reduced by the monthly benefit derived from the participant's vested portion of his ESOP account balance, calculated by the actuary for the Pension Plan as a single life annuity. The normal retirement benefit will begin at age 65 and be paid monthly for as long as the participant lives.

         The normal form of retirement benefit under the ESOP and Pension Plan is a monthly life annuity. A married participant will receive an actuarially equivalent joint and 50% survivor annuity (a monthly payment for the participant's life with the surviving spouse receiving 50% of that amount for life), unless the participant otherwise elects and the participant's spouse consents to such election. A participant may also elect to receive his retirement income from the ESOP and Pension Plan in the form of: a monthly income payable for life; a monthly income payable for life with either 50%, 66-2/3%, or 100% of the participant's benefit paid to the participant's designated beneficiary starting upon the participant's death and continuing for as long as the beneficiary lives; or a monthly income payable for life with 60, 120 or 180 monthly payments guaranteed, provided that the number of guaranteed monthly payments cannot be for a period greater than the joint life expectancy of the participant and his spouse. The ESOP also provides that a participant's benefit may be distributed in a single lump sum or substantially equal monthly, quarterly or annual installments over a period which does not exceed the participant's life expectancy (or the joint life expectancy of the participant and his spouse). However, a participant may deem that all or any part of the distribution from the ESOP be made in whole shares of the Corporation's common stock prior to the date specified for distribution, with any fractional shares distributed in cash.

         The following table shows the estimated annual benefits payable under the Pension Plan upon retirement at age 65 for various periods of Benefit Service at specified levels of remuneration. The benefit amounts presented in the totals are annual straight life annuity amounts without deduction for social security or other offset amounts. A participant's Final Average Annual Compensation shown under the Pension Plan is generally based on the compensation set forth in the Summary Compensation Table.

                   Estimated Minimum Annual Retirement Benefit
                        Final Average Annual Compensation

     Years
  of Benefit                                                                                       250K
    Service          70K           100K        130K         160K         190K         220K        or more
    -------          ---           ----        ----         ----         ----         ----        -------
      10            $16,795      $24,550      $32,500    $  40,497     $  45,267    $  50,037    $  52,555
      20             33,200       49,100       65,000       81,025        93,745      106,465      113,181
      30             42,800       63,650       84,500      105,553       125,000      125,000      125,000
      40             44,100       65,925       87,750      109,848       125,000      125,000      125,000

         Maximum benefits under the Pension Plan are subject to the annual limitation ($125,000 for 1996) imposed on qualified plans by the Internal Revenue Code. The maximum compensation which may be taken into account for any purpose under the Pension Plan is limited by the Internal Revenue Code to $160,000 for 1997.

         Under the Pension Plan, the executive officers of the Corporation named in the Summary Compensation Table under "COMPENSATION OF OFFICERS" have the following current years of benefit service: Donald E. Smith - 28 years; John W. Perry - 22 years; Michael A. Carty - 20 years; W. Edward Jukes - 7 years; and Norman L. Lowery - 1 year.

                          TRANSACTIONS WITH MANAGEMENT

         Directors and principal officers of the Corporation and their associates were customers of, and have had transactions with, the Corporation and its subsidiary banks in the ordinary course of business during 1996. Comparable transactions may be expected to take place in the future.

         During 1996 various directors and officers of the Corporation and their respective associates were indebted to the subsidiary banks from time to time. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for similar transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

         The law offices of B. Guille Cox, Jr., in which Mr. Cox is a partner, were paid $16,113 in legal fees by the Corporation and its subsidiaries for the fiscal year ending December 31, 1996.

                          COMPARATIVE PERFORMANCE GRAPH

         The following graph compares cumulative total shareholder return on the Corporation's common stock over the last five fiscal years with the returns of the CRSP Total Return Index for the NASDAQ Stock Market (U.S.) and the CRSP Total Return Index for NASDAQ bank stocks. The graph assumes $100.00 was invested on January 1, 1991 in the Corporation's common stock and in each of the two indices shown, and the reinvestment of all dividends.

                                    FFC STOCK
                             TOTAL RETURN COMPARISON


[CHART OMITTED AND REPLACED WITH TABLE]

                      12/91     12/92     12/93     12/94     12/95     12/96
                      -----     -----     -----     -----     -----     -----
NASDAQ MARKET (US)     100     116.38     133.60    130.59    184.67    222.16
NASDAQ BANK            100     145.55     165.99    165.38    246.32    325.60
FFC STOCK              100     163.86     235.75    221.81    240.39    296.46



                              EMPLOYMENT CONTRACTS


         On January 3, 1995, the Corporation, Terre Haute First, and Mr. Smith entered into an Employment Agreement ("Agreement") whose term expires on December 31, 2000 (although the Agreement may be renewed for successive one (1) year terms as agreed upon by the parties). The Agreement provides that Mr. Smith will serve as President and Chief Executive Officer of the Corporation during the term of the agreement and perform such other duties as may be established by the Board of Directors of the Corporation and Terre Haute First. Under the terms of the Agreement, Mr. Smith will be paid an annual salary as set by the Board of Directors of the Corporation and Terre Haute First. In addition, the Agreement requires that the Corporation and Terre Haute First establish a split-dollar life insurance arrangement with Mr. Smith which will insure the lives of Mr. Smith and his spouse. Under the terms of the Agreement, the Corporation and Terre Haute First expect to recover the premiums they pay for such policy from the proceeds of such policy.


         Effective January 1, 1997, Terre Haute First entered into an Employment Agreement with Norman L. Lowery, its President and Chief Executive Officer. The Employment Agreement is a five- year agreement and extends annually for an additional one-year term to maintain its five-year term if Terre Haute First's Board of Directors determines to so extend it. Under the Employment Agreement, Mr. Lowery receives an initial annual salary equal to his current salary subject to increases approved by the Board of Directors. The Employment Agreement also provides, among other things, for Mr. Lowery's participation in other bonus and fringe benefit plans available to the Corporation's and Terre Haute First's employees. Mr. Lowery may terminate his employment upon ninety (90) days' prior written notice to Terre Haute First. Terre Haute First may discharge Mr. Lowery for just cause (as defined in the Employment Agreement) at any time or in certain events specified by applicable law or regulations.

         If Terre Haute First terminates Mr. Lowery's employment for other than just cause or Mr. Lowery is constructively discharged and such termination does not occur within twelve months after a change in control of Terre Haute First or the Corporation, the Employment Agreement provides for Mr. Lowery's receipt in a lump-sum or periodic payments of an amount equal to the sum of (A) Mr. Lowery's base salary through the end of the then-current term, plus (B) in Mr. Lowery's sole discretion and in lieu of continued participation in Terre Haute First's fringe benefit and retirement plans, cash in an amount equal to the cost of obtaining all health, life, disability, retirement and other benefits which Mr. Lowery would otherwise be eligible to receive if he continued to participate in those plans through the end of the then-current term. In the event Terre Haute First terminates Mr. Lowery's employment for other than just cause or Mr. Lowery is constructively discharged within twelve months following a change in control of Terre Haute First or the Corporation, the Employment Agreement provides for Mr. Lowery's receipt of a lump-sum payment of an amount equal to the difference between (A) the product of 2.99 times his "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code")) and
(B) the sum of any other parachute payments, as determined under Section 280G(b)(2) of the Code, in addition to the benefits described above which he would receive if the termination did not occur within 12 months following a change in control.

         If the payments provided for under the Employment Agreement, together with any other payments made to Mr. Lowery by Terre Haute First, are determined to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause Terre Haute First to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation that would be paid to Mr. Lowery under the Employment Agreement if such agreement were terminated within 12 months after a change in control of Terre Haute First would be $621,920, plus all other amounts he would otherwise be due under the Employment Agreement for the balance of its term.

            AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS

         The Corporation's Board of Directors has unanimously adopted resolutions proposing and recommending that the present Articles of Incorporation of the Corporation (the "Current Articles") be amended and restated by the adoption of Amended and Restated Articles of Incorporation of the Corporation (the "Restated Articles"). A copy of the proposed Restated Articles is attached to this Proxy Statement as Exhibit A.

         The shareholders of the Corporation are being asked to vote on the Restated Articles by voting on ten separate Proposals which describe the major substantive changes made in the Restated Articles. If all Proposals 2 through 11 are approved by the shareholders, the Restated Articles will be deemed approved by those shareholders and will become effective as soon as practicable after such vote. If one or more of the Proposals are rejected by the shareholders Amended and Restated Articles of Incorporation containing only the amendments approved by the shareholders will be prepared and filed with the Indiana Secretary of State. If none of the Proposals 2 through 11 are approved by the shareholders, the Corporation's Articles of Incorporation will not be amended.

         The following information should be read carefully since the amendments set forth in Proposals 2 through 11 may be characterized as anti-takeover measures which, if adopted, may tend to insulate management and make accomplishment of certain transactions involving a potential change of control of the Corporation more difficult.

         If Proposals 2 through 11 and the Restated Articles are approved and adopted by the shareholders of the Corporation, the Corporation's Board of Directors intends to approve and adopt a new Code of By-Laws for the Corporation (the "Restated By-Laws"), which By-Laws also contain provisions not included in the present By-Laws of the Corporation (the "Current By-Laws"), some of which may tend to make accomplishment of certain transactions involving change of control of the Corporation more difficult. Those changes which might be deemed to have an "anti-takeover" effect will be described in this Proxy Statement.

         Although the Board of Directors of the Corporation is not aware of any effort that might be made to obtain control of the Corporation, the Board of Directors believes that it is appropriate to include certain provisions in the Corporation's Articles of Incorporation to protect the interest of the Corporation and its shareholders from unsolicited changes in the control of the Corporation in circumstances under which the Board of Directors of the Corporation concludes will not be in the best interests of the Corporation or the Corporation's shareholders.

         Although the Corporation's Board of Directors believes that the restrictions on acquisition described below are beneficial to shareholders, the provisions may have the effect of rendering the Corporation less attractive to potential acquirors thereby discouraging future takeover attempts which would not be approved by the Board of Directors but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. These provisions will also render the removal of the incumbent Board of Directors and of management more difficult. The Board of Directors has, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.


         The following general discussion of the Proposals contains a summary of the material provisions of the Restated Articles and By-Laws that may be deemed to have an effect of delaying, deferring or preventing a change in the control of the Corporation. The following description of certain of these provisions is general and not necessarily complete, and with respect to provisions contained in the Restated Articles reference should be made in each case to Exhibit A hereto.


                      PROPOSAL II: AMENDMENT OF ARTICLES OF
               INCORPORATION TO INCREASE AUTHORIZED CAPITAL STOCK

         At a meeting held on March 18, 1997, the Corporation's Board of Directors adopted resolutions approving and submitting to a vote of the shareholders, an amendment to the Corporation's Articles of Incorporation which would increase the authorized shares of the Corporation's Common Stock from 10,000,000 shares to 40,000,000 shares. This change will be made to the Corporation's Articles of Incorporation if Proposal II is adopted by the shareholders. The language which will be used to effect the change is set forth in Section 6.01 of the Restated Articles which are attached hereto as Exhibit A.


         On March 7, 1997, the number of the Corporation's outstanding shares of Common Stock was 6,681,876; and the number of shares of Common Stock reserved for the exercise of rights under the Shareholder Rights Plan was 3,318,124, leaving no remaining authorized and unreserved shares of Common Stock.


         Proposal II is being proposed to make available additional shares of Common Stock for general corporate purposes, including acquisitions, financings, stock dividends, stock splits, and issuances pursuant to the Shareholder Rights Plan. If Proposal II is approved, 3,363,752 additional shares will be reserved for the exercise of rights under the Shareholder Rights Plan. See "Shareholder Rights Plan." In addition, the Board has concluded that it would be in the best interest of the Corporation to be in a position to continue to expand its banking operations by means of bank acquisitions involving the issuance of its capital stock. In the judgment of management, the additional shares authorized by Proposal II should be available to provide flexibility in corporate decisions in the event shares should be needed for any such desirable corporate purpose. At this time, the Corporation has no specific plans, understandings, or arrangements for issuing any of the shares of capital stock to be authorized by Proposal II. If additional shares are issued, the percentage ownership interests of existing shareholders would be reduced and, depending on the terms pursuant to which new shares are issued, the book value and earnings per share of outstanding stock might be diluted. Moreover, such additional share issuance could be construed as having an anti-takeover effect because the percentage ownership of a potential acquiror would be reduced upon the issuance of additional shares. Except to the extent shares will be reserved for issuance under the Shareholder Rights Plan, no consideration was given by the Board of Directors to the use of any such additional shares as an "anti-takeover" measure.

         If Proposal II is adopted by the shareholders, the Board of Directors could authorize the issuance of any authorized but unissued shares, including those authorized by Proposal II, on terms determined by it without further action by the shareholders, unless issued in a transaction, such as a merger or consolidation, requiring shareholder approval. All attributes of additional Common Stock to be authorized would be the same as those of the existing shares of Common Stock. There are no preemptive rights with respect to the Corporation's shares of Common Stock.

         Provided that a quorum of shares of Common Stock is represented at the Annual Meeting in person or by proxy (a "quorum" constituting a majority of the outstanding shares of Common Stock), the affirmative vote of a greater number of shares than the number of shares voted in opposition will be required for approval of Proposal II. Proposal II, if approved and adopted, will become effective upon filing of Articles of Amendment or Articles of Restatement in the Office of the Secretary of State of Indiana. If the shareholders approve Proposal II, the Corporation intends to accomplish this filing as soon as practicable. The Board of Directors recommends a vote FOR Proposal II and, unless directed otherwise, the proxies named in the proxy will vote the shares represented by each proxy received by them FOR Proposal II.

       PROPOSAL III: STAGGERED BOARD OF DIRECTORS, NUMBER OF DIRECTORS AND
                                 BOARD VACANCIES

         Classified Board and Number of Directors. The changes made to the Corporation's Articles of Incorporation by Proposal III provide that the Board of Directors of the Corporation will be divided into three classes, with directors in each class elected for three-year staggered terms. Therefore, it would take two annual elections to replace a majority of the Corporation's Board. The Current Articles provide for one-year terms for directors. Management believes that it is desirable to ensure continuity and stability of the Corporation's leadership and policies, thereby enabling it to carry out its long-range plans for its benefit and that of its shareholders, and that a staggered Board will assist in achieving such continuity and stability. Such a staggered Board would moderate the pace of any change of control of the Corporation since a person or entity acquiring a majority stock interest in the Corporation would have to wait for at least two consecutive annual meetings, covering a period of two years, in order to elect a majority of the Corporation's Board of Directors. The inability to change the composition of the Board of Directors immediately even if such change and composition were determined by the shareholders of the Corporation to be beneficial to them may tend to discourage a tender offer or takeover bid for the Corporation's stock.

         The changes made in Proposal III also provide that the size of the Board of Directors shall range between five (5) and twenty (20) directors, with the exact number of directors to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors of the Corporation. The Current Articles provide that the By-Laws may fix the number of directors, without any limits on what that number may be. The overall effect of this aspect of Proposal III may be to prevent a person or entity from immediately acquiring control of the Corporation through an increase in the number of the Corporation's directors and election of his or its nominees to fill the newly-created vacancies.

         The foregoing changes are set forth in Section 7.01 of the Restated Articles attached hereto as Exhibit A.

         Vacancies. The changes made to the Corporation's Articles of Incorporation by Proposal III also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the directors then in office. The Current By-Laws provide that directors who fill vacancies on the Board will only serve until the next annual meeting of the shareholders, and permit shareholders to fill the vacancies if there is a tie among the remaining Board members on this issue. The change in provisions concerning vacancies is being made to permit replacement directors to serve the balance of any term (up to 3 years) being served by a director being replaced or remaining in the term of the class of directors to which the new director will be assigned.

         The foregoing changes are set forth in Section 7.02 of the Restated Articles attached hereto as Exhibit A.

         Provided that a quorum of shares of Common Stock is represented at the Annual Meeting in person or by proxy (a "quorum" constituting a majority of the outstanding shares of Common Stock), the affirmative vote of a greater number of shares than the number of shares voted in opposition will be required for approval of Proposal III. Proposal III, if approved and adopted, will become effective upon filing of Articles of Amendment or Articles of Restatement in the Office of the Secretary of State of Indiana. If the shareholders approve Proposal III, the Corporation intends to accomplish this filing as soon as practicable. The Board of Directors recommends a vote FOR Proposal III and, unless directed otherwise, the proxies named in the proxy will vote the shares represented by each proxy received by them FOR Proposal III.

                        PROPOSAL IV: REMOVAL OF DIRECTORS

         The changes made to the Corporation's Articles of Incorporation by Proposal IV provide that a director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of at least 66 2/3% of the shares eligible to vote generally in the election of directors. Removal for "cause" includes removal for the director's personnel dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties and willful violation of any law, rule or regulation (other than minor offenses such as traffic violations) or final cease-and-desist order. The Current By-Laws provide that directors may be removed by a majority vote of the shareholders, with or without cause. This provision may, under certain circumstances, impede the removal of a director or directors of the Corporation, thus precluding a person or entity from immediately acquiring control of the Corporation's Board through the removal of existing directors and the election of his or its nominees to fill the newly-created vacancies.

         The foregoing changes are set forth in Section 7.03 of the Restated Articles attached hereto as Exhibit A.

         Provided that a quorum of shares of Common Stock is represented at the Annual Meeting in person or by proxy (a "quorum" constituting a majority of the outstanding shares of Common Stock), the affirmative vote of a greater number of shares than the number of shares voted in opposition will be required for approval of Proposal IV. Proposal IV, if approved and adopted, will become effective upon filing of Articles of Amendment or Articles of Restatement in the Office of the Secretary of State of Indiana. If the shareholders approve Proposal IV, the Corporation intends to accomplish this filing as soon as practicable. The Board of Directors recommends a vote FOR Proposal IV and, unless directed otherwise, the proxies named in the proxy will vote the shares represented by each proxy received by them FOR Proposal IV.

             PROPOSAL V: RESTRICTIONS ON CALLING OF SPECIAL MEETINGS

         Restrictions on Call of Special Meetings. The changes made to the Corporation's Articles of Incorporation by Proposal V provide that a special meeting of shareholders may be called only by the Chairman of the Board of the Corporation or pursuant to a resolution adopted by a majority of the total number of directors of the Corporation. Shareholders are not authorized to call a special meeting. The Current By-Laws permit the President and holders of not less than 25% of the Corporation's outstanding shares to call special meetings of shareholders. Thus, under Proposal V the shareholders will lose any right to call special meetings. Although management of the Corporation believes that this provision will discourage shareholder attempts to disrupt the business of the Corporation between annual meetings of shareholders, its effect may be to deter hostile takeovers by making it more difficult for a person or entity to obtain immediate control of the Corporation prior to the next annual meeting of shareholders of the Corporation. Moreover, this provision may also prevent shareholders from using a special meeting as a forum to address matters they may consider of immediate importance and discourage takeovers which are desired by the shareholders.

         The foregoing changes are set forth in Section 7.05 of the Restated Articles attached hereto as Exhibit A.

         Provided that a quorum of shares of Common Stock is represented at the Annual Meeting in person or by proxy (a "quorum" constituting a majority of the outstanding shares of Common Stock), the affirmative vote of a greater number of shares than the number of shares voted in opposition will be required for approval of Proposal V. Proposal V, if approved and adopted, will become effective upon filing of Articles of Amendment or Articles of Restatement in the Office of the Secretary of State of Indiana. If the shareholders approve Proposal V, the Corporation intends to accomplish this filing as soon as practicable. The Board of Directors recommends a vote FOR Proposal V and, unless directed otherwise, the proxies named in the proxy will vote the shares represented by each proxy received by them FOR Proposal V.

                  PROPOSAL VI: AUTHORIZATION OF PREFERRED STOCK

         Authorization of Preferred Stock. The changes made to the Corporation's Articles of Incorporation by Proposal VI authorize 10,000,000 shares of preferred stock, without par value. The Corporation is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (if any and which could be as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Corporation not approved by the Board of Directors, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interests of the Corporation and its shareholders. The Current Articles do not authorize any preferred stock.

         The consolidated and parent company only financial statements of the Corporation and its subsidiaries, the notes thereto, and the related report of Coopers & Lybrand L.L.P., appearing on pages 16 to 33 of the Corporation's Annual Report for 1996 and Management's Discussion and Analysis of those statements appearing on pages 34 to 44 of such Annual Report are incorporated herein by reference.

         The foregoing changes are set forth in Section 6.01 and 6.02 of the Restated Articles attached hereto as Exhibit A.

         Provided that a quorum of shares of Common Stock is represented at the Annual Meeting in person or by proxy (a "quorum" constituting a majority of the outstanding shares of Common Stock), the affirmative vote of a greater number of shares than the number of shares voted in opposition will be required for approval of Proposal VI. Proposal VI, if approved and adopted, will become effective upon filing of Articles of Amendment or Articles of Restatement in the Office of the Secretary of State of Indiana. If the shareholders approve Proposal VI, the Corporation intends to accomplish this filing as soon as practicable. The Board of Directors recommends a vote FOR Proposal VI and, unless directed otherwise, the proxies named in the proxy will vote the shares represented by each proxy received by them FOR Proposal VI.

                       PROPOSAL VII: EVALUATION OF OFFERS

         Evaluation of Offers. The changes made to the Corporation's Articles of Incorporation by Proposal VII provide that the Board of Directors of the Corporation, when determining to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the Corporation's shareholders, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation, the Corporation's banking subsidiaries and the shareholders of the Corporation, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Corporation's customers and the Corporations' banking subsidiaries' present and future account holders, borrowers, employees and suppliers; the effect on the communities in which the Corporation and the Corporation's banking subsidiaries operate or are located; and the effect on the ability of the Corporation to fulfill the objectives of a holding company and of the Corporation's banking subsidiaries or future financial institution subsidiaries to fulfill the objectives of a financial institution under applicable statutes and regulations. The Board of Directors feels a responsibility for maintaining the financial and business integrity of the Corporation. Banks occupy positions of special trust in the communities they serve. They also provide opportunities for abuse by those who are not of sufficient experience or competence or financial means to act professionally and responsibly with respect to management of a financial institution. It is of concern to the Corporation that it be managed in the interest of the communities that it serves and that it maintain its integrity as a corporation providing financial services to the communities in which it operates. Proposal VII also authorizes the Board of Directors to take certain actions to encourage negotiated rather than hostile and unilateral changes of control of the Corporation or to oppose such a transaction deemed undesirable by the Board of Directors including the adoption of so-called shareholder rights plans. The Corporation adopted such a plan as of January 6, 1997. See "Shareholder Rights Plan." By having these standards and provisions in the Corporation's Articles of Incorporation, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Corporation, even if the price offered is significantly greater than the then market price of any equity security of the Corporation. These provisions are not in the Current Articles, but are contained in the Indiana Business Corporation Law ("IBCL"), already applicable to the Corporation.

         The foregoing changes are set forth in Section 7.07 and 7.08 of the Restated Articles attached hereto as Exhibit A.

         Provided that a quorum of shares of Common Stock is represented at the Annual Meeting in person or by proxy (a "quorum" constituting a majority of the outstanding shares of Common Stock), the affirmative vote of a greater number of shares than the number of shares voted in opposition will be required for approval of Proposal VII. Proposal VII, if approved and adopted, will become effective upon filing of Articles of Amendment or Articles of Restatement in the Office of the Secretary of State of Indiana. If the shareholders approve Proposal VII, the Corporation intends to accomplish this filing as soon as practicable. The Board of Directors recommends a vote FOR Proposal VII and, unless directed otherwise, the proxies named in the proxy will vote the shares represented by each proxy received by them FOR Proposal VII.

                      PROPOSAL VIII: BUSINESS COMBINATIONS

         Procedures for Certain Business Combinations. The changes made to the Corporation's Articles of Incorporation by Proposal VIII require that certain business combinations between the Corporation (or any majority-owned subsidiary thereof) and a 10% or greater shareholder ("Interested Shareholder") either be
(i) approved by at least 80% of the total number of outstanding voting shares of the Corporation or (ii) approved by a majority of certain directors unaffiliated with such Interested Shareholder or involve consideration per share generally equal to the higher of (A) the highest amount paid by such Interested Shareholder or its affiliates in acquiring any shares of the Common Stock or (B) the "Fair Market Value" (generally, the highest closing bid paid for the Common Stock during the thirty days preceding the date of the announcement of the proposed business combination or on the date the Interested Shareholder became such, whichever is higher). No similar provision is in the Corporation's Current Articles or Current By- Laws, but there is a similar provision in the IBCL. See "Other Restrictions on Acquisition of the Corporation - State Law."

         Management believes it has become a not uncommon practice in corporate takeovers to pay cash to acquire a controlling equity interest in a company and then to acquire the remaining equity interest in the company by paying the balance of the shareholders a price for their shares which is lower than the price paid to acquire control and/or is in a less desirable form (e.g., debt or other securities of the purchaser instead of cash). Management believes it is often the case that in two-step acquisitions, arbitrageurs and professional investors, because of their sophistication and expertise in the takeover area, can take advantage of the more lucrative first-step tender offer, while many long- term stockholders must accept the price paid in the second-step merger. The Board is of the view that such "two-tier pricing" could work to the disadvantage of long-term shareholders and could give arbitrageurs and professional investors an unfair advantage over such shareholders in a takeover situation.

         The business combination provision is designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempt to take over the Corporation. The provision is not designed to prevent or discourage tender offers for 80% or more of the Common Stock of the Corporation. If an Interested Shareholder owns (or can obtain the affirmative votes of) at least 80% of the Voting Shares with respect to a business combination, this provision will not limit the ability of the Interested Shareholder to effect such business combination and thereby eliminate the minority interest of the Corporation. However, the fact that the Corporation's officers and directors currently beneficially own 10.17% of the Corporation's voting shares could deter hostile tender offers for 80% or more of the Corporation's outstanding Common Stock or open-market acquisitions of the Corporation's Common Stock. Thus, this business combination provision might deprive holders of the Corporation's stock of an opportunity to sell their stock to such persons at prices which might be higher than the current market price of such stock.

         One effect of this provision might be to encourage consultation by an offeror with the Board of Directors prior to or after commencing a tender offer in an attempt to prevent a contest from developing. This provision may, thus, strengthen the Board of Directors' position in dealing with any potential offeror which might attempt to effect a takeover of the Corporation. The provision will not make a business combination regarded by the Board of Directors as being in the interests of the Corporation more difficult to accomplish, but it will permit the Board of Directors to determine that a business combination or tender or exchange offer is not in the interests of the Corporation (and thus to oppose it) on the basis of various factors deemed relevant. This provision, however, gives the Board of Directors the power to oppose a business combination which the shareholders believe would be beneficial to the Corporation.

         The foregoing changes are set forth in Article 10 of the Restated Articles attached hereto as Exhibit A.

         Provided that a quorum of shares of Common Stock is represented at the Annual Meeting in person or by proxy (a "quorum" constituting a majority of the outstanding shares of Common Stock), the affirmative vote of a greater number of shares than the number of shares voted in opposition will be required for approval of Proposal VIII. Proposal VIII, if approved and adopted, will become effective upon filing of Articles of Amendment or Articles of Restatement in the Office of the Secretary of State of Indiana. If the shareholders approve Proposal VIII, the Corporation intends to accomplish this filing as soon as practicable. The Board of Directors recommends a vote FOR Proposal VIII and, unless directed otherwise, the proxies named in the proxy will vote the shares represented by each proxy received by them FOR Proposal VIII.

     PROPOSAL IX: AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION

         Amendments to Corporation's Articles of Incorporation and Bylaws. Pursuant to changes made to the Corporation's Articles of Incorporation by Proposal IX, amendments to the Articles of Incorporation of the Corporation must be approved by a majority vote of the Corporation's Board of Directors and also by a majority of the outstanding shares of the Corporation's voting shares; provided, however, that approval by at least 66 2/3% of the outstanding voting shares is required for amendment of certain provisions (i.e., provisions relating to number, classification, and removal of directors; provisions relating to the manner of amending By-Laws; call of special shareholder meetings; criteria for evaluating certain offers; and certain business combinations). These voting requirements are intended to prevent the holders of less than the required percentages of outstanding stock of the Corporation from circumventing any of the foregoing provisions by amending the Articles of Incorporation to delete or modify one or more of such provisions. There is no supermajority voting requirement in the Corporation's Current Articles or Current By-Laws, which may be amended by a majority vote of shareholders and by a majority vote of directors, respectively.

         The foregoing changes are set forth in Section 7.09 and Section 10.07 of the Restated Articles attached hereto as Exhibit A.

         Provided that a quorum of shares of Common Stock is represented at the Annual Meeting in person or by proxy (a "quorum" constituting a majority of the outstanding shares of Common Stock), the affirmative vote of a greater number of shares than the number of shares voted in opposition will be required for approval of Proposal IX. Proposal IX, if approved and adopted, will become effective upon filing of Articles of Amendment or Articles of Restatement in the Office of the Secretary of State of Indiana. If the shareholders approve Proposal IX, the Corporation intends to accomplish this filing as soon as practicable. The Board of Directors recommends a vote FOR Proposal IX and, unless directed otherwise, the proxies named in the proxy will vote the shares represented by each proxy received by them FOR Proposal IX.

              PROPOSAL X: INDEMNIFICATION OF OFFICERS AND DIRECTORS
                           AND LIMITATION OF LIABILITY

         Indemnification of Officers and Directors and Limitation of Liability. Under Proposal X, the Articles of Incorporation of the Corporation would generally provide for indemnification of any person who is or was a director, officer, employee, or agent of the Corporation, or who served at the Corporation's request as a director, officer, employee, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. To qualify for indemnification, such a person generally must have been successful on the merits or otherwise, or (i) must have acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interest of the Corporation, and, in all other cases, was not opposed to the Corporation's best interests and (ii) in any criminal proceeding, either had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. A person who qualifies for indemnification generally is entitled to indemnity for any obligation to pay any judgments, settlements, penalties, fines and expenses actually or reasonably incurred in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, in which he or she was made party as a result of his or her service on behalf of the Corporation.

         To the extent that a director, officer, employee or agent of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon the determination that indemnification of the director, officer, employee or agent is permissible in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not at the time parties to such action, suit or proceeding; or (2) if a quorum cannot be obtained under subdivision (1), by a majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such action, suit or proceeding; or (3) by special legal counsel: (A) selected by the Board of Directors or its committee in the manner prescribed in subdivision (1) or (2), or (B) if a quorum of the Board of Directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate); or
(4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

         Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (3) to select counsel.

         These provisions are generally consistent with the Current Articles, although they provide more detail regarding the method for determining if the standard for permissive indemnification and reasonableness of expenses has been met.

         Chapter 35 of the IBCL and Proposal X also generally provide that no director of the Corporation shall be subject to liability for any action taken as a director, or any failure to take any action as a director, unless both the director has breached or failed to perform the duties of the director's office in compliance with Indiana law and the breach or failure to perform constitutes willful misconduct or recklessness under Indiana or other governing law. Under Indiana law and Proposal X, a director does not breach his duties as a director if he acts in good faith, with the care of an ordinary prudent person similarly situated, and in a manner the director reasonably believes to be in the best interests of the corporation. Proposal X extends these limited liability provisions to officers, employees and agents of the Corporation, as well as directors.


         This provision eliminates the potential liability of the Corporation's directors and officers for failure, except through willful misconduct or recklessness, to satisfy their duty of care. It may thus reduce the likelihood of derivative litigation against directors and officers and discourage or deter shareholders or management from bringing a lawsuit against directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the Corporation and its shareholders. The provision will not preclude all equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter. Although there is no similar provision in the Current Articles or Current By-Laws, this provision is consistent with existing provisions of the IBCL, currently applicable to the Corporation.


         To the best of management's knowledge, there is currently no pending or threatened litigation for which indemnification may be sought or any recent litigation involving directors of the Corporation that might have been affected by the limited liability provision in Proposal X had it been in effect at the time of the litigation.


         The above provisions seek to ensure that the ability of the Corporation's directors to exercise their best business judgment in managing the Corporation's affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The Board believes that these provisions are necessary to attract and retain qualified directors, officers, and employees.


         The foregoing changes are set forth in Section 9.05 and Article 11 of the Restated Articles attached hereto as Exhibit A.

         Provided that a quorum of shares of Common Stock is represented at the Annual Meeting in person or by proxy (a "quorum" constituting a majority of the outstanding shares of Common Stock), the affirmative vote of a greater number of shares than the number of shares voted in opposition will be required for approval of Proposal X. Proposal X, if approved and adopted, will become effective upon filing of Articles of Amendment or Articles of Restatement in the Office of the Secretary of State of Indiana. If the shareholders approve Proposal X, the Corporation intends to accomplish this filing as soon as practicable. The Board of Directors recommends a vote FOR Proposal X and, unless directed otherwise, the proxies named in the proxy will vote the shares represented by each proxy received by them FOR Proposal X.

               PROPOSAL XI: OTHER PROVISIONS IN RESTATED ARTICLES

         The Corporation's Board of Directors concluded that the changes made by Proposals 2 through 11 would most efficiently and effectively be made by completely restating the Corporation's Articles of Incorporation to read as provided in the Restated Articles attached hereto as Exhibit A. The significant substantive changes made by the Restated Articles which might have an anti-takeover effect are described in Propositions 2 through 11, which the regulations of the Securities and Exchange Commission require shareholders to vote on separately. To ensure that the requisite shareholder approval is obtained for all changes made in the Restated Articles and not just those reflected in Proposals 2 through 11, Shareholders are being asked to approve in Proposal XI the balance of the revisions made in the Restated Articles attached hereto as Exhibit A, most of which are simply provisions consistent with the IBCL or the Corporation's Current Articles. Shareholders are urged to review the Restated Articles in their entirety before voting on this Proposal XI.

         Provided that a quorum of shares of Common Stock is represented at the Annual Meeting in person or by proxy (a "quorum" constituting a majority of the outstanding shares of Common Stock), the affirmative vote of a greater number of shares than the number of shares voted in opposition will be required for approval of Proposal XI. Proposal XI, if approved and adopted, will become effective upon filing of Articles of Amendment or Articles of Restatement in the Office of the Secretary of State of Indiana. If the shareholders approve Proposal XI, the Corporation intends to accomplish this filing as soon as practicable. The Board of Directors recommends a vote FOR Proposal XI and, unless directed otherwise, the proxies named in the proxy will vote the shares represented by each proxy received by them FOR Proposal XI.

Provisions in Restated Bylaws with Potential Anti-Takeover Effects


         The Restated By-Laws impose certain advance notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders. Notice and information concerning these matters must be provided to the Corporation not less than 120 days prior to the meeting, assuming sufficient prior public notice of the meeting date has been given by the Corporation (as provided in the By-Laws). There are no similar provisions in the Current By-Laws. Management believes that it is in the best interests of the Corporation and its shareholders to provide sufficient time to enable management to disclose to shareholders information about a dissident slate of director nominees. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of shareholders generally. Similarly, adequate notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted.


         The Restated By-Laws may be amended only by a majority vote of the total number of directors of the Corporation.


Purpose and Effects of the Anti-Takeover Provisions of the Corporation Restated Articles and By-Laws.

         The Corporation's Board of Directors believes that the provisions described above are prudent and will reduce the Corporation's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors believes these provisions are in the best interest of the Corporation, its shareholders, and its banking subsidiaries. In the judgment of the Board of Directors, the Corporation's Board of Directors will be in the best position to determine the true value of the Corporation and to negotiate more effectively for what may be in the best interests of the Corporation and its shareholders. The Board of Directors believes that these provisions will encourage potential acquirors to negotiate directly with the Board of Directors of the Corporation and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflecting the true value of the Corporation and which is in the best interests of all shareholders.

         Attempts to take over financial institutions and their holding companies have recently increased. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time to obtain maximum value for the Corporation and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Corporation's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to undertake defensive measures at a great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objective may not be similar to that of the remaining shareholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Corporation's remaining shareholders of the benefits of certain protective provisions of the 1934 Act, if the number of record owners becomes less than 300 and the Corporation terminates its registration under the 1934 Act.

         Despite the belief of the Corporation's Board of Directors in the benefits to shareholders of the foregoing provisions, the provisions may also have the effect of discouraging future takeover attempts which would not be approved by the Board of Directors, but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions will also render the removal of the incumbent Board of Directors and of management more difficult. The Board of Directors has, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Other Restrictions on Acquisition of the Corporation

         State Law. Several provisions of the IBCL could affect the acquisition of shares of the Common Stock or otherwise affect the control of the Corporation. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as the Corporation (assuming that it has over 100 shareholders) and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the acquisition was approved in advance of that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. These requirements are similar to those contained in "Proposal VIII: Business Combinations." In general, the price requirements contained in the IBCL may be more stringent than those imposed in the Corporation's Restated Articles. However, the procedural restraints imposed by Proposal VIII are somewhat broader than those imposed by the IBCL. Also, the provisions of the IBCL may change at some future date, but the relevant provisions of the Corporation's Restated Articles may only be amended by an 66 2/3% vote of the shareholders of the Corporation.


         In addition, the IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person made a tender offer for, or otherwise acquired, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share Acquisitions Statute"). Under the Control Share Acquisitions Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), approves in a special or annual meeting the rights of the acquiror to vote the shares which take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote these shares. An Indiana corporation otherwise subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its Articles of Incorporation or By-Laws. The Corporation, however, will be subject to this statute following the Conversion because of its desire to discourage non-negotiated hostile takeovers by third parties.

         The IBCL specifically authorizes Indiana corporations to issue options, warrants or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants or rights may, but need not be, issued to shareholders on a pro rata basis.


         The IBCL specifically authorizes directors, in considering the best interest of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. As described above, Proposal VII relates to a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be "reasonable in relation to the threat posed".


         In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

         Because of the foregoing provisions of the IBCL, the Board will have flexibility in responding to unsolicited proposals to acquire the Corporation, and accordingly it may be more difficult for an acquiror to gain control of the Corporation in a transaction not approved by the Board.

         Under the Indiana Financial Institutions Act, the prior approval of the Indiana Department of Financial Institutions is required before the acquisition of "control" of the Corporation or any of its state-chartered bank subsidiaries. For these purposes, "control" means the acquisition of at least 25% of the voting stock of an institution or the ability to direct the management or policies of a bank or bank holding company.

         Federal Law. The Change in Bank Control Act provides that no "person," acting directly or indirectly, or through or in concert with one or more persons, other than a company, may acquire control of a bank holding company unless at least 60 days prior written notice is given to the Board of Governors of the Federal Reserve System (the "FRB") and the FRB has not objected to the proposed acquisition.

         The Bank Holding Company Act of 1956 also prohibits any "company," directly or indirectly or acting in concert with one or more other persons, or through one or more subsidiaries or transactions, from acquiring control of an insured bank without the prior approval of the FRB. In addition, any company that acquires such control becomes a "bank holding company" subject to registration, examination and regulation as a bank holding company by the FRB.

         The term "control" for purposes of the Change in Bank Control Act and the Bank Holding Company Act includes the power, directly or indirectly, to vote more than 25% of any class of voting stock of the bank or bank holding company or to control, in any manner, the election of a majority of the directors of the bank or bank holding company. It also includes a determination by the FRB that such company or person has the power, directly or indirectly, to exercise a controlling influence over or to direct the management or policies of the bank.

         FRB regulations set forth certain "rebuttable control determinations" which arise upon (a) the acquisition of any voting securities of a state member bank or bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls, or holds with power to vote 25 percent or more of any class of voting securities of the institution; or (b) the acquisition of any voting securities of a state member bank or bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls, or holds with power to vote 10 percent or more (but less than 25 percent) of any class of voting securities of the institution, and if (i) the institution has registered securities under Section 12 of the 1934 Act or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction.

         The regulations also specify the criteria which the FRB uses to evaluate control applications. The FRB is empowered to disapprove an acquisition of control if it finds, among other things, that (i) the acquisition would substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the institution or its depositors, or (iii) the competency, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution, or the public to permit the acquisition of control by such person.

         Shareholder Rights Plan. The Corporation, as of January 6, 1997, adopted a Shareholder Rights Plan (the "Plan"). The Plan is intended to protect the long-term value of shareholders' investments in the Corporation by encouraging any potential acquiror to negotiate with its Board of Directors. The Plan will guard against partial or inadequate tender offers, open-market share accumulations, and other abusive or coercive takeover tactics, and allow the Board time to evaluate any offer and all options for long-term growth.

         To implement the Plan, shareholders of record as of January 20, 1997, received one right for each outstanding share of the Corporation's Common Stock. Initially, the Rights trade automatically with the Common Stock and separate Right Certificates will not be issued. The Rights will expire on January 6, 2007, unless earlier redeemed or exchanged.

         Each Right entitles the registered holder, subject to the terms of the Plan, to purchase from the Corporation one share of the Corporation's Common Stock at a purchase price of $95.00 per share, subject to adjustment. The Rights will not be exercisable until a subsequent distribution date which will only occur if a person or group acquires beneficial ownership of 12% or more of the Corporation's Common Stock (or is declared an "Adverse Person" by the
Corporation's Board) (subject to certain limits applicable to existing shareholders), or announces a tender or exchange offer that would result in such person or group owning 30% or more of the Common Stock.

         If a person or group acquires beneficial ownership of 15% or more of the Corporation's outstanding Common Stock (subject to certain limits applicable to existing shareholders), each holder of a Right (other than the 15% holder whose Rights become void once such holder reaches the 15% threshold) will thereafter have a right to purchase, upon payment of the purchase price of the Right, that number of shares of the Corporation's Common Stock which at the time of such transaction will have a market value equal to two times the purchase price of the Right.

         In the event that the Corporation is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right will thereafter have the right to purchase, upon payment of the purchase price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the purchase price of the Right.

         The Board of Directors of the Corporation may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

         Under certain circumstances, the Board of Directors of the Corporation may redeem the Rights in whole, but not in part, at a price of $0.01 per Right.



           PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

         The following table contains information concerning individuals or entities who, to the knowledge of the Corporation, beneficially owned on March 1, 1997, more than 5% of the common stock of the Corporation:

Name and Address
of Beneficial Owner                           Shares Beneficially Owned              Percent of Class
-------------------                           -------------------------              ----------------
First Financial Corporation                           433,903(1)                              6.49%
   Employee Stock Ownership
   Plan ("ESOP")
One First Financial Plaza
Terre Haute, Indiana 47807

Mary F. Hulman                                        718,066                                10.75%
900 Wabash Avenue
Terre Haute, Indiana 47807

Princeton Mining Company                              599,424                                 8.97%
State Road 46 South
Terre Haute, Indiana 47803

--------------
(1) Represents shares held in trust by the Corporation's subsidiary, Terre Haute First.

         The Trust Departments of five (5) subsidiary banks of the Corporation which have trust departments hold, as of March 1, 1997, 1,089,511 shares of the Corporation's common stock for the beneficiaries of certain trusts, estates and agencies administered by the subsidiary banks. The respective trust departments are authorized to vote 397,530 shares of the Corporation's common stock which such trust departments hold of record, either in person or by proxy, so long as each vote is in the best interest of any such trust, estate or agency and the beneficiaries or principals thereof. All shares held by such trust departments will be voted in accordance with the instructions of co-fiduciaries, beneficiaries or principals, as applicable.

Security Ownership Management

         The following table sets forth as of March 1, 1997 the total number of shares of common stock of the Corporation beneficially owned by each Director and certain executive officers of the Corporation and by all Directors and executive officers as a group. The number of shares shown as being beneficially owned by each Director and executive officer are those over which he or she has sole or shared voting or investment power.

     Name of Beneficial Owner                  Shares Beneficially Owned (1)                 Percent of Class
     ------------------------                  -------------------------                     ----------------
Walter A. Bledsoe                                         14,278                                 .21%
B. Guille Cox, Jr.                                        40,714                                 .61%  (2)
Thomas T. Dinkel                                           4,462                                 .07%
Anton H. George                                              295                                 .01%
Mari H. George                                               220                                 .01%
Gregory L. Gibson                                         28,742                                 .43%
Max L. Gibson                                            113,510                                1.70%
Norman L. Lowery                                          11,310                                 .17%
William A. Niemeyer                                        6,790                                 .10%
Patrick O'Leary                                           23,143                                 .35%
John W. Ragle                                             54,280                                 .81%
Chapman J. Root, II                                      291,661                                4.36%  (3)
Donald E. Smith                                           61,608                                 .92%
Virginia L. Smith                                          2,914                                 .04%
John W. Perry                                              9,991                                 .15%
W. Edward Jukes                                           10,886                                 .16%
Michael A. Carty                                           4,588                                 .07%

All Directors and Executive Officers                     679,392                               10.17%

as a group (17 individuals)(4)

(1) The information contained in this column is based upon stockholder records of the Corporation and information furnished to the Corporation by the individuals identified above.

(2) Mr. Cox, under certain circumstances, has the power, with the consent of others, to vote an additional 218,609 shares (3.27%). These shares are not reflected in the above amount.

(3) Includes 291,297 shares held by the 1992 Root Children's Business Trust, of which Mr. Root is a trustee. Mr. Root disclaims beneficial ownership with respect to all such shares in the trust except those in which he is the beneficiary.

(4) Excludes 218,609 shares over which Mr. Cox may, under certain circumstances, exercise voting control. Includes shares held for the accounts of Donald E. Smith, John W. Perry, Michael A. Carty, and W. Edward Jukes in the First Financial Corporation Employee Stock Ownership Plan described above.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Corporation common stock and other equity securities of the Corporation. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. To the best knowledge of the Corporation, during the most recent fiscal year all officers, directors and greater than ten-percent beneficial owners of the Corporation timely filed all statements of beneficial ownership required to be filed with the SEC.

                             INDEPENDENT ACCOUNTANTS

         The Board of Directors appointed Coopers & Lybrand L.L.P., Certified Public Accountants as independent accountants to audit the books, records and accounts of the Corporation for 1996. The Board of Directors anticipates that it will appoint an independent public accountant to audit the books, records, and accounts of the Corporation for 1997 in April, 1997. Representatives of Coopers & Lybrand L.L.P. are expected to be in attendance at the annual meeting and will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders. Coopers & Lybrand L.L.P. have been independent accountants for the Corporation since 1984.

                             SHAREHOLDERS PROPOSALS


         Any proposals which shareholders desire to present at the 1998 Annual meeting must be received by the Corporation at its principal executive offices on or before November ___, 1997 to be considered for inclusion in the Corporation's proxy material for that meeting.


                          ANNUAL REPORT TO SHAREHOLDERS

         The 1996 Annual Report to Shareholders, containing financial statements for the year ended December 31, 1996, and other information concerning the operations of the Corporation is enclosed herewith, but is not to be regarded as proxy soliciting material.

         UPON WRITTEN REQUEST, THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH REQUESTING SHAREHOLDER, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1996. ADDRESS ALL REQUESTS TO:


                           MICHAEL A. CARTY, TREASURER
                           FIRST FINANCIAL CORPORATION
                            ONE FIRST FINANCIAL PLAZA
                                  P.O. BOX 540
                           TERRE HAUTE, INDIANA 47808

                                  OTHER MATTERS

         The Annual Meeting is called for the purposes set forth in the Notice. The Board of Directors of the Corporation does not know of any matters for action by shareholders at such Annual Meeting other than the matters described in the notice. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy with respect to such matters in accordance with their best judgment.


                                             By Order of the Board of Directors



                                             /s/ DONALD E. SMITH
                                             DONALD E. SMITH
                                             Chairman of the Board and President

                           FIRST FINANCIAL CORPORATION
                            One First Financial Plaza
                                  P.O. Box 540
                           Terre Haute, Indiana 47808

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints James E. Brown and Ronald K. Rich, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of First Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at One First Financial Plaza, Terre Haute, Indiana, on Wednesday, April 16, 1997, at 11:00 a.m. (local time), or any adjournment thereof, on the following matters:

         1. If the proposed Amended and Restated Articles of Incorporation specified in Item 3 below are adopted by the shareholders, the Board will consist of three classes as indicated below. If such Articles of Incorporation are not adopted, all fourteen of the director nominees will be nominated to serve until the next succeeding Annual Meeting of Shareholders.


FOR all nominees listed below |_|              WITHHOLD AUTHORITY |_|
       (except as marked                        to vote for all
      to the contrary below)                   nominees listed below

     Class I (one-year term)              Walter A. Bledsoe, Max L. Gibson,
                                        William A. Niemeyer, Donald E. Smith

     Class II (two-year term)           B. Guille Cox, Jr., Anton H. George,
                                          Gregory L. Gibson, John W. Ragle,
                                                  Virginia L. Smith

   Class III (three-year term)        Thomas T. Dinkel, Mari H. George, Norman
                                             L. Lowery, Patrick O'Leary,
                                                 Chapman J. Root II

(Instruction: to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list provided above.)

         2. Proposal to amend the Corporation's Articles of Incorporation to increase the authorized shares of Common Stock from 10,000,000 to 40,000,000. This same change is a part of the Amended and Restated Articles of Incorporation specified in Item 3 below, and is being proposed as a separate item to permit its adoption even if Item 3 is not approved.

         FOR [ ]               AGAINST [ ]             ABSTAIN [ ]


         3. To adopt an amendment to the Corporation's Articles of Incorporation providing for the classification of the Corporation's Board of Directors into three classes, setting the number of directors at between 5 and 20, and providing that vacancies on the Board of Directors may be filled for the remainder of any unexpired term by a majority vote of directors in office.


         FOR [ ]               AGAINST [ ]             ABSTAIN [ ]

         4. To adopt an amendment to the Corporation's Articles of Incorporation providing that directors may be removed only for cause and only by the affirmative vote of at least 66 2/3% of the shares eligible to vote for directors.

         FOR [ ]               AGAINST [ ]             ABSTAIN [ ]

         5. To adopt an amendment to the Corporation's Articles of Incorporation providing that special meetings of shareholders may only be called by the Chairman or a majority of the directors of the Corporation.

         FOR [ ]               AGAINST [ ]             ABSTAIN [ ]

         6. To adopt an amendment to the Corporation's Articles of Incorporation authorizing 10,000,000 shares of preferred stock.

         FOR [ ]               AGAINST [ ]             ABSTAIN [ ]

         7. To adopt an amendment to the Corporation's Articles of Incorporation enumerating factors the Board may consider in evaluating offers to acquire the Corporation.

         FOR [ ]               AGAINST [ ]             ABSTAIN [ ]

         8. To adopt an amendment to the Corporation's Articles of Incorporation to add a "fair price business combination" provision.

         FOR [ ]               AGAINST [ ]             ABSTAIN [ ]

         9. To adopt an amendment to the Corporation's Articles of Incorporation to require a 66 2/3% vote of shareholders to amend certain provisions of the Corporation's Articles of Incorporation.

         FOR [ ]               AGAINST [ ]             ABSTAIN [ ]

         10. To adopt an amendment to the Corporation's Articles of Incorporation limiting the liability of directors and indemnifying officers, directors, employees and agents of the Corporation, to the extent permitted by Indiana law.

         FOR [ ]               AGAINST [ ]             ABSTAIN [ ]

         11. To adopt other amendments to the Corporation's Articles of Incorporation consistent with Indiana law.

         FOR [ ]               AGAINST [ ]             ABSTAIN [ ]

         12. In their discretion, on such other matters as may properly come before the meeting.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL NOS. 1 THROUGH 11.

         Please sign exactly as name appears below. If there are two or more owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.
If a partnership, please sign in partnership name by authorized person.



Dated:__________________, 1997     ---------------------------------------------
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